    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 13, 1997
                                                  REGISTRATION NO. 333-31435
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                AMENDMENT NO. 1
                                       TO
                                    FORM S-1

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                           OSIRIS THERAPEUTICS, INC.

             (Exact name of registrant as specified in its charter)

           DELAWARE                           8071                          34-1728301
 (State or other jurisdiction     (Primary Standard Industrial    (I.R.S. Employer Identification
      of incorporation or          Classification Code Number)                Number)
         organization)

                            ------------------------

                             2001 ALICEANNA STREET
                           BALTIMORE, MARYLAND 21231
                                 (410) 522-5005
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                         ------------------------------

                                 JAMES S. BURNS
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                           OSIRIS THERAPEUTICS, INC.
                             2001 ALICEANNA STREET
                           BALTIMORE, MARYLAND 21231
                                 (410) 522-5005
(Name, address, including zip code and telephone number, including area code, of agent for service)
                         ------------------------------

                                   COPIES TO:

          ALAN L. DYE, ESQ.                        GORDON M. BAVA, ESQ.
       GEORGE P. BARSNESS, ESQ.                   ALLEN Z. SUSSMAN, ESQ.
        HOGAN & HARTSON L.L.P.                MANATT, PHELPS & PHILLIPS, LLP
     555 THIRTEENTH STREET, N.W.               11355 WEST OLYMPIC BOULEVARD
      WASHINGTON, DC 20004-1109               LOS ANGELES, CALIFORNIA 90064
            (202) 637-5600                            (310) 312-4000

                            ------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
 As soon as practicable after the effective date of this Registration Statement
                            ------------------------

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following table sets forth all fees and expenses, other than the underwriting discounts and commissions, payable by the Registrant in connection with the sale of the Common Stock being registered. All amounts shown are estimates except for the registration fee and the NASD filing fee.

                                                                                      AMOUNT
                                                                                     ---------
Securities and Exchange Commission registration fee................................  $  12,807
NASD filing fee....................................................................      4,727
Nasdaq National Market fee.........................................................     50,000
Blue sky qualification fees and expenses...........................................     20,000
Accounting fees and expenses.......................................................          *
Legal fees and expenses............................................................          *
Printing and engraving expenses....................................................          *
Transfer agent and registrar fees..................................................          *
Miscellaneous expenses.............................................................          *
    Total..........................................................................          *
                                                                                     ---------
                                                                                     $       *
                                                                                     ---------
                                                                                     ---------

------------------------

*   To be supplied by amendment.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    The Restated Certificate of Incorporation, as amended, (the "Charter") provides for the indemnification of the Company's directors and officers to the fullest extent permitted by law. Insofar as indemnification for liabilities under the Securities Act may be permitted to directors, officers or controlling persons of the Company pursuant to the Charter and Bylaws, as amended, of the Company and the Delaware General Corporation Law, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in such Act and is, therefore, unenforceable.

    The Charter limits the personal liability of the Company's directors to the fullest extent permitted by the Delaware General Corporation Law. Therefore, the directors of the Company are not personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability: (i) for any breach of the director's duty of loyalty to the Company or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under
Section 174 of the Delaware General Corporation Law, relating to prohibited dividends or distributions or the repurchase or redemption of stock; or (iv) for any transaction from which the director derives an improper personal benefit. As a result of this provision, the Company and its stockholders may be unable to obtain monetary damages from a director for breach of his or her duty of care.

    Additionally, the Company has entered into indemnification agreements, in the form attached hereto as Exhibit 10.31 with certain of its directors, officers and other key personnel, which may, in certain cases, be broader than the specific indemnification provisions contained under applicable law. The indemnification agreement may require the Company, among other things, to indemnify such officers, directors and key personnel against certain liabilities that may arise by reason of their status or service as directors, officers or employees of the Company, to advance the expenses incurred by such parties as a result of any threatened claims or proceedings brought against them as to which they could be indemnified and to cover such officers, directors and key employees under the Company's directors' and officers' liability insurance policies to the maximum extent that insurance coverage is maintained. The Company maintains an insurance policy, providing an aggregate of $2,000,000 in coverage, insuring all of its directors and officers against certain liabilities arising from actions taken in their official capacities as directors and officers.

    The Underwriting Agreement, in the form attached hereto as Exhibit 1.1, provides for the indemnification of directors, officers, employees, agents and controlling persons of the Company by the Underwriters under certain circumstances.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

    On December 1, 1994, the Company entered into a three-year consulting agreement with Max Link, Ph.D., Chairman of the Company's Board of Directors. The agreement entitled Dr. Link to purchase a total of 80,000 shares of Common Stock at a price of $0.34 per share and to purchase 100,000 shares of Series D Preferred Stock for $2.55 per share.

    On January 18, 1995, the Company entered into a Sublease Agreement with the Maryland Economic Development Corporation ("MEDCO") for 30,000 square feet of renovated laboratory and office space in Baltimore, Maryland. Under the Sublease Agreement and related agreements, MEDCO (together with the City of Baltimore) guaranteed renovation bond financing for up to $3,600,000 to renovate the Company's facilities. As part of the transaction, the State of Maryland and the City of Baltimore purchased $700,000 of the Company's Series D Convertible Preferred Stock ("Series D Preferred Stock") and received warrants to purchase 33,000 shares of Series D Preferred Stock at an exercise price of $3.00 per share.

    On various dates in 1995 and 1996, the Company sold 3,599,070 shares of Series D Preferred Stock for an aggregate of $10,623,004 to various existing and new investors. In connection with these sales, the Company sold, for nominal consideration, warrants to purchase 230,497 shares of Common Stock at an exercise price of $3.00 per share pursuant to an agreement with the European Placement Agent.

    On various dates in 1996, the Company sold 2,246,224 shares of Series E Convertible Preferred Stock ("Series E Preferred Stock") for an aggregate of $10,108,004 to various existing and new investors. In connection with these sales, the Company sold, for nominal consideration, warrants to purchase 86,675 shares of Common Stock at an exercise price of $4.50 per share pursuant to an agreement with the European Placement Agent.

    On June 16, 1997, the Company issued and sold 1,176,500 shares of Common Stock to Novartis Pharma AG ("Novartis") for $10,000,250. In addition, the Company entered into a Research and Licensing Agreement with Novartis Pharmaceuticals Corporation, the U.S. affiliate of Novartis, pursuant to which Novartis Pharmaceuticals Corporation paid the Company an initial up-front payment of $3,000,000 for rights to the MSC technology in the fields of treating degenerative diseases, regenerating cartilage and certain gene therapy applications. In exchange, the Company will receive, subject to certain conditions, up to $50,000,000 over five years for research and development funding of certain portions of the Company's bone, cartilage and gene therapy research programs.

    Since June 30, 1994, the Company has granted an aggregate of 20,000 shares of Common Stock to its directors as compensation for attending Board of Director meetings.

    The issuances described above were deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act as transactions by an issuer not involving a public offering.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

    (a) Exhibits

  EXHIBIT
    NO.                                               DESCRIPTION
-----------  ---------------------------------------------------------------------------------------------

       1.1   Form of Underwriting Agreement.*

       3.1   Form of Restated Certificate of Incorporation, as amended.**

     3.1.1   Proposed Form of Amendment to Restated Certificate of Incorporation, as amended.**

       3.2   Form of Bylaws, as amended.**

       4.1   Specimen Common Stock Certificate.*

       5.1   Opinion of Hogan & Hartson L.L.P. with respect to the legality of the securities being registered.*

      10.1   Share Purchase Agreement for Gryphon Pharmaceuticals, Inc. stock, dated December 23, 1994, by and between the Company and The Johns Hopkins University.**

      10.2   Stockholders Agreement for Gryphon Pharmaceuticals, Inc., dated December 23, 1994, by and between the Company and The Johns Hopkins University.**

      10.3   Registration Rights Agreement for Gryphon Pharmaceuticals, Inc. stock, dated December 23,
             1994, by and between the Company and The Johns Hopkins University.**

      10.4   Form of Registration Rights Agreement by and among the Company and the Investors in the
             Series C Convertible Preferred offering.**

      10.5   Form of Registration Rights Agreement by and among the Company and the Investors in the
             Series D Convertible Preferred offering.**

      10.6   Form of Registration Rights Agreement by and among the Company and the Investors in the
             Series E Convertible Preferred offering.**

      10.7   Stock Purchase Agreement, dated June 16, 1997, by and between the Company and Novartis Pharma
             AG.

      10.8   Technology Transfer and License Agreement, dated March 31, 1993, by and between the Company and Case Western Reserve University.+

      10.9   Research and License Agreement, dated December 23, 1994, by and between Gryphon
             Pharmaceuticals, Inc. and The Johns Hopkins University.+

     10.10   License Agreement, dated December 23, 1994, by and between the Company and Gryphon
             Pharmaceuticals, Inc.+

     10.11   Research Agreement, dated February 22, 1995, by and between the Company and Case Western
             Reserve University.+

     10.12   Material Transfer and Research Agreement, dated April 1, 1995, by and between the Company and the Fred Hutchinson Cancer Research Center, with amendments.**

     10.13   Research Contract, dated June 11, 1996, as amended on May 31, 1997, by and between the
             Company and the Defense Advanced Research Projects Agency.+

     10.14   Clinical Study Support Agreement, dated October 28, 1996, by and between the Company,
             University Hospitals of Cleveland, Ireland Cancer Center and Case Western Reserve
             University.**

     10.15   Research and Licensing Agreement, dated June 16, 1997, by and between the Company and
             Novartis Pharmaceuticals Corporation.+

     10.16   Master Equipment Lease Agreement, dated as February 28, 1994 and as amended on June 20, 1995, by and between Dominion Ventures, Inc. and Osiris Therapeutics, Inc.**

  EXHIBIT
    NO.                                               DESCRIPTION
-----------  ---------------------------------------------------------------------------------------------
     10.17   Master Lease Agreement, dated January 18, 1995, by and between Saga Limited Partnership and
             Maryland Economic Development Corporation.**

     10.18   Sublease Agreement effective January 18, 1995, as amended on June 2, 1995, by and between
             Maryland Economic Development Corporation and Osiris Therapeutics, Inc.**

     10.19   Financing and Construction Loan Agreement, dated as of June 2, 1995, by and among Maryland
             Economic Development Corporation, The Whiting-Turner Contracting Company, Mayor and City
             Council of Baltimore, Signet Trust Company and the Company.**

     10.20   Loan Agreement, dated June 1, 1995, by and between the Company and Signet Bank/ Maryland.**

     10.21   Consulting Agreement, dated March 11, 1993, by and between the Company and Arnold I. Caplan,
             Ph.D.**

     10.22   Consulting Agreement, dated March 11, 1993, by and between the Company and Victor M.
             Goldberg, M.D.**

     10.23   Consulting Agreement, dated March 11, 1993, by and between the Company and Stephen
             Haynesworth, Ph.D.**

     10.24   Employment Agreement, dated March 11, 1993, as amended, by and between the Company and James
             S. Burns.**

     10.25   Employment Agreement, dated October 1, 1994, by and between the Company and Daniel R.
             Marshak, Ph.D.**

     10.26   Consulting Agreement, dated November 23, 1994, by and between the Company and Max Link,
             Ph.D.**

     10.27   1994 Amended and Restated Stock Incentive Plan, as amended, and form of Stock Option
             Agreements.**

     10.28   Consulting Agreement, dated November 1, 1995, by and between the Company and Friedli
             Corporate Finance AG.**

     10.29   Employment Agreement, dated November 1, 1996, by and between the Company and Michael J.
             Demchuk, Jr.**

     10.30   Employment Agreement, dated June 1, 1997, by and between the Company and David J. Fink,
             Ph.D.**

     10.31   Form of Indemnification Agreement.**

     10.32   Research Agreement between the Company and the Centro di Biotecnologie Avanzate.+

      11.1   Statement re computation of pro forma net loss per share.**

      21.1   Subsidiaries.**

      23.1   Consent of Coopers & Lybrand L.L.P.**

      23.2   Consent of Hogan & Hartson L.L.P. (included in Exhibit 5.1).*

      23.3   Consent of Carella, Byrne, Bain, Gilfillan, Cecchi, Stewart & Olstein, P.A.*

      24.1   Power of Attorney (see page II-6).**

      27.1   Financial Data Schedule.**

------------------------

*   To be filed by amendment.

**  Previously filed.

+ Portions have been omitted pursuant to a request for confidential treatment. Unredacted agreement has been submitted to the Commission.

    (b) Financial Statement Schedules

    Schedules have been omitted because the information required to be set forth therein is not applicable or is included elsewhere in the Consolidated Financial Statements or the notes thereto.

ITEM 17. UNDERTAKINGS.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 14 of this Registration Statement, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    The undersigned Registrant hereby undertakes that:

    (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective; and

    (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 1 to Form S-1 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Baltimore, State of Maryland on the 13th day of August, 1997.

                                OSIRIS THERAPEUTICS, INC.

                                By:              /s/ JAMES S. BURNS
                                     -----------------------------------------
                                                   James S. Burns
                                        President, Chief Executive Officer,
                                               Treasurer and Director
                                           (Principal Executive Officer)

    Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to Form S-1 Registration Statement has been signed by the following persons in the capacities indicated on the 13th day of August, 1997.

             NAME                          TITLE
------------------------------  ---------------------------

                                President, Chief Executive
      /s/ JAMES S. BURNS          Officer,
------------------------------    Treasurer and Director
        James S. Burns            (Principal Executive
                                  Officer)

                                Vice President & Chief
                                  Financial
 /s/ MICHAEL J. DEMCHUK, JR.      Officer, Secretary and
------------------------------    Assistant Treasurer
   Michael J. Demchuk, Jr.        (Principal Financial and
                                  Accounting Officer)

              *                 Chairman of the Board
------------------------------
       Max Link, Ph.D.

              *                 Director
------------------------------
        Jack L. Bowman

              *                 Director
------------------------------
        Peter Friedli

              *                 Director
------------------------------
      Mark Novitch, M.D.

 *By:         /s/ MICHAEL J.
         DEMCHUK, JR.
------------------------------
   Michael J. Demchuk, Jr.
       Attorney-in-Fact

                                 EXHIBIT INDEX

  EXHIBIT
    NO.                                               DESCRIPTION
-----------  ---------------------------------------------------------------------------------------------

       1.1   Form of Underwriting Agreement.*

       3.1   Form of Restated Certificate of Incorporation, as amended.**

     3.1.1   Proposed Form of Amendment to Restated Certificate of Incorporation, as amended.**

       3.2   Form of Bylaws, as amended.**

       4.1   Specimen Common Stock Certificate.*

       5.1   Opinion of Hogan & Hartson L.L.P. with respect to the legality of the securities being registered.*

      10.1   Share Purchase Agreement for Gryphon Pharmaceuticals, Inc. stock, dated December 23, 1994, by and between the Company and The Johns Hopkins University.**

      10.2   Stockholders Agreement for Gryphon Pharmaceuticals, Inc., dated December 23, 1994, by and between the Company and The Johns Hopkins University.**

      10.3   Registration Rights Agreement for Gryphon Pharmaceuticals, Inc. stock, dated December 23,
             1994, by and between the Company and The Johns Hopkins University.**

      10.4   Form of Registration Rights Agreement by and among the Company and the Investors in the
             Series C Convertible Preferred offering.**

      10.5   Form of Registration Rights Agreement by and among the Company and the Investors in the
             Series D Convertible Preferred offering.**

      10.6   Form of Registration Rights Agreement by and among the Company and the Investors in the
             Series E Convertible Preferred offering.**

      10.7   Stock Purchase Agreement, dated June 16, 1997, by and between the Company and Novartis Pharma
             AG.

      10.8   Technology Transfer and License Agreement, dated March 31, 1993, by and between the Company and Case Western Reserve University.+

      10.9   Research and License Agreement, dated December 23, 1994, by and between Gryphon
             Pharmaceuticals, Inc. and The Johns Hopkins University.+

     10.10   License Agreement, dated December 23, 1994, by and between the Company and Gryphon
             Pharmaceuticals, Inc.+

     10.11   Research Agreement, dated February 22, 1995, by and between the Company and Case Western
             Reserve University.+

     10.12   Material Transfer and Research Agreement, dated April 1, 1995, by and between the Company and the Fred Hutchinson Cancer Research Center, with amendments.**

     10.13   Research Contract, dated June 11, 1996, as amended on May 31, 1997, by and between the
             Company and the Defense Advanced Research Projects Agency.+

     10.14   Clinical Study Support Agreement, dated October 28, 1996, by and between the Company,
             University Hospitals of Cleveland, Ireland Cancer Center and Case Western Reserve
             University.**

     10.15   Research and Licensing Agreement, dated June 16, 1997, by and between the Company and
             Novartis Pharmaceuticals Corporation.+

     10.16   Master Equipment Lease Agreement, dated as February 28, 1994 and as amended on June 20, 1995, by and between Dominion Ventures, Inc. and Osiris Therapeutics, Inc.**

     10.17   Master Lease Agreement, dated January 18, 1995, by and between Saga Limited Partnership and
             Maryland Economic Development Corporation.**

  EXHIBIT
    NO.                                               DESCRIPTION
-----------  ---------------------------------------------------------------------------------------------
     10.18   Sublease Agreement effective January 18, 1995, as amended on June 2, 1995, by and between
             Maryland Economic Development Corporation and Osiris Therapeutics, Inc.**

     10.19   Financing and Construction Loan Agreement, dated as of June 2, 1995, by and among Maryland
             Economic Development Corporation, The Whiting-Turner Contracting Company, Mayor and City
             Council of Baltimore, Signet Trust Company and the Company.**

     10.20   Loan Agreement, dated June 1, 1995, by and between the Company and Signet Bank/ Maryland.**

     10.21   Consulting Agreement, dated March 11, 1993, by and between the Company and Arnold I. Caplan,
             Ph.D.**

     10.22   Consulting Agreement, dated March 11, 1993, by and between the Company and Victor M.
             Goldberg, M.D.**

     10.23   Consulting Agreement, dated March 11, 1993, by and between the Company and Stephen
             Haynesworth, Ph.D.**

     10.24   Employment Agreement, dated March 11, 1993, as amended, by and between the Company and James
             S. Burns.**

     10.25   Employment Agreement, dated October 1, 1994, by and between the Company and Daniel R.
             Marshak, Ph.D.**

     10.26   Consulting Agreement, dated November 23, 1994, by and between the Company and Max Link,
             Ph.D.**

     10.27   1994 Amended and Restated Stock Incentive Plan, as amended, and form of Stock Option
             Agreements.**

     10.28   Consulting Agreement, dated November 1, 1995, by and between the Company and Friedli
             Corporate Finance AG.**

     10.29   Employment Agreement, dated November 1, 1996, by and between the Company and Michael J.
             Demchuk, Jr.**

     10.30   Employment Agreement, dated June 1, 1997, by and between the Company and David J. Fink,
             Ph.D.**

     10.31   Form of Indemnification Agreement.**

     10.32   Research Agreement between the Company and the Centro di Biotecnologie Avanzate.+

      11.1   Statement re computation of pro forma net loss per share.**

      21.1   Subsidiaries.**

      23.1   Consent of Coopers & Lybrand L.L.P.**

      23.2   Consent of Hogan & Hartson L.L.P. (included in Exhibit 5.1).*

      23.3   Consent of Carella, Byrne, Bain, Gilfillan, Cecchi, Stewart & Olstein, P.A.*

      24.1   Power of Attorney (see page II-6).**

      27.1   Financial Data Schedule.**

------------------------

*   To be filed by amendment.

**  Previously filed.

+ Portions have been omitted pursuant to a request for confidential treatment. Unredacted agreement has been submitted to the Commission.